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                                   EXHIBIT 5
                         OPINION OF ALSTON & BIRD LLP


June 18, 1998


Mohawk Industries, Inc.
160 South Industrial Blvd.
Calhoun, Georgia  30701

Re:  Aladdin Retirement Savings Plan - Form S-8 Registration Statement

Gentlemen:

     We have acted as counsel to Mohawk Industries, Inc., a Delaware corporation (the "Company"), in the preparation of the referenced Form S-8 Registration Statement relating to the Aladdin Retirement Savings Plan (the "Plan") and the proposed offer of up to 1,000,000 shares of the Company's common stock, $.01 par value per share (hereinafter referred to as "Common Stock"). In connection with the preparation of said Registration Statement, we have examined originals or copies of corporate records, certificates of public officials and of officers of the Company and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed.

     On the basis of the foregoing, it is our opinion that the Plan and the proposed offer thereunder of up to 1,000,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and the shares, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form S-8.

                                         Sincerely,


                                         ALSTON & BIRD LLP

                                         By: /s/ Laura G. Thatcher
                                             ------------------------------
                                             Laura G. Thatcher, Partner




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